Exhibit 99.1

Pope Resources 2005 Annual Report President’s Letter

To our unitholders:

Since Pope Resources is a small company with a little to no analyst coverage, our annual report is the primary vehicle to communicate with both existing and prospective investors. I appreciate the opportunity to share my perspective on the past year, talk about how we run the company, and describe our strategies for adding value to the 118,000-acre portfolio of timberland and real estate properties that is Pope Resources.

Recognizing that this letter is not reaching you until we are well into the following year, I will try to keep the 2005 review to a pretty high level. In a year in which all three of our operating segments had solid performances, Pope Resources enjoyed one of the strongest years in its 20-year history with a record $57 million in revenue and net income of $13.7 million, or $2.88 per fully diluted unit. These results translated to a strong balance sheet and healthy cash position at the end of the year, which I believe will allow us to grow the company and to increase returns for unitholders.

2005 year in review
Our largest segment, Fee Timber, had another strong year, with revenue up 32% to $44.4 million. This revenue growth was fueled by harvest volume that grew 23% to 74 million board feet (MMBF) and a 9% lift in log prices. The 2005 harvest level increase was a function of two acquisitions made during 2004, which contributed an incremental 28 MMBF of harvest during 2005. Operating income, which grew 8% to $16.3 million, did not parallel revenue growth in 2005 because 17 MMBF of this incremental harvest volume was from an acquisition with a separate, higher depletion cost pool. However, cash flow, as expressed by EBITDDA, mirrored the growth in revenue from this segment by increasing 33% to $27.0 million in 2005.

Behind a major new third-party client, for whom we are providing timberland management, forestry consulting, and property disposition services, our Timberland Management & Consulting segment enjoyed a nearly five-fold increase in revenue to $7.8 million in 2005, and posted operating income of $3.5 million compared to a modest operating loss in 2004.

Our Real Estate segment, based largely on the strength of a new rural residential land sale program that was able to capitalize on strong markets, generated $4.8 million in revenue, an 8% increase over 2004. While the $1.3 million of operating income in 2005 was lower relative to 2004 because of a higher weighted average cost of land sold, we were encouraged by the progress made in this new land sale program.

Our general and administrative costs increased 22% to $3.7 million in 2005, driven largely by increased costs associated with higher Sarbanes-Oxley compliance and the implementation of Section 404 internal control measures. While we acknowledge this is a significant increase in overhead, our general and administrative costs, as a percentage of total revenue, declined to 6.4%, the lowest level in the partnership’s history.

Pope Resources 2005 Annual Report President’s Letter

From an overall financial perspective, we ended the year in a very strong position. Free cash flow, which measures how much money we have to either distribute to unitholders or grow the company, after accounting for capital expenditures and servicing both principal and interest payments on our debt, grew to a record $16.7 million. We consider this the most important barometer of our ability to grow the company and unitholder returns. With cash and short-term investments of $18 million at the end of 2005, we expect to comfortably meet our substantial capital expenditure plans for 2006, which entail completion of infrastructure investments in our Gig Harbor and Bremerton projects as well as meeting our timber fund co-investment commitment. We also enjoyed another strong year of unit price performance, registering a 24% increase in the value of our units and a 27% total unitholder return when factoring in the $0.80 per unit distribution paid in 2005.

For a more detailed description of our 2005 results, I encourage readers to review Management’s Discussion and Analysis of Financial Condition and Results of Operations from our SEC Form 10-K, which is included in this annual report.

Strategic Direction Focused on Growing Timberland Asset Base
While most people think of Pope Resources as a timber company and some others see us as a real estate company, we are fundamentally a land company. Whether we are growing genetically improved Douglas-fir seedlings or securing entitlements for residential and commercial real estate activities, each of our segments works to add value to our land base and “harvest” that value at the opportune time. How we use the cash generated from the harvest of timber and sale of land is at the core of adding value. While we distribute some of that cash to unitholders in the form of tax-free distributions (distributions from a master limited partnership (MLP) such as Pope Resources are treated as a tax-free return of capital), most is retained for growing our timberland asset base. Our flexibility to retain cash flow for reinvestment is a key difference between our MLP structure and timber REITs.

Fee Timber Strategies: Long-Term Sustainable Harvest and Cash Flows
Our Fee Timber segment, with its 115,000 acres of high-quality commercial timberland in western Washington, is our main “engine” for generating value and cash flow through sustainable long-term harvest levels. Our vision is to add value to this asset base through advanced silvicultural treatments, grow it in absolute terms to gain further economies of scale, and to balance the age-class distribution through active portfolio management. Over the past five years, we made two types of additions to this asset base. In 2001, we acquired 40,000 acres in southwest Washington that filled a “hole” in our age-class distribution. This acquisition, referred to as the Columbia tree farm, had a significant component of 25 to 44 year old age classes, of which we had relatively little on our Hood Canal tree farm. When combining the two tree farms, we were able to increase our sustainable harvest from 27 MMBF to 45 MMBF.

In 2004, at a cost of $21 million, we made two opportunistic acquisitions totaling approximately 4,700 acres that, while not addressing age-class needs, were nevertheless beneficial to our overall asset base. The addition of these lands, along with other silvicultural improvements and continued refinements to our timber inventory system, allowed us to increase our long-term sustainable harvest level from 45 MMBF to 53 MMBF beginning in 2006. These properties, which contained 47 MMBF of merchantable timber volume, also allowed us to increase our short-term harvest level for the years 2004 through 2006. This incremental harvest volume, along with some residual higher-and-better-use land sales, will end up paying for nearly all of the acquisition cost of these two properties, leaving us with approximately 3,800 net acres of productive timberland containing a residual 3 MMBF of merchantable timber at a very low net cost.

Pope Resources 2005 Annual Report President’s Letter

We will be working to achieve our vision in this segment by leveraging our internal cash flow generation with outside capital raised by our new timber fund business to add scale to our operations, diversify Pope Resources’ timberland base, increase Fee Timber segment cash flows, and generate service fee income in our third-party Timberland Management & Consulting segment.

Timberland Management & Consulting Strategies: Leveraging Our Capabilities
Our Timberland Management & Consulting segment, which operates under the name Olympic Resource Management (ORM), was created to capitalize on our timberland management capabilities by offering those services to other landowners. In doing so, this adds to our economies of scale, generates service fee income, and allows us to attract outstanding talent over and above the level either our own assets or those of our clients could justify alone. Since we launched ORM in 1997, we have managed over 1.5 million acres stretching from British Columbia to northern California for three main clients.

ORM Timber Fund I, LP Closes in 2005
We are delighted to have closed on our first timber fund in 2005, a $62 million private equity fund specializing in commercial timberland investments in the Northwest. The marketing of this fund took an extra year to complete, but we were rewarded with the fund being oversubscribed above our $50 million target. As testament to the importance of this initiative to the company’s growth, and in recognition of the strong cash flows being generated by all three of our segments, Pope Resources increased its co-investment from 10% to 20% of the fund, or $12 million, which we expect to place over the next 12 to 18 months.

I would be remiss if I did not mention the risks associated with our timber fund strategy, the largest of which is the ability to place the capital while still generating competitive investment returns. The timberland investment management community is somewhat a victim of its own success in that many new large institutional investors are trying to get into the asset class in order to diversify their portfolios. The asset class is also attracting new sources of capital that often have lower investment return requirements. As a result, timberland investment management organizations (TIMOs) are currently struggling with an overhang of capital relative to the quantity of properties for sale. Recent transactions reflect this capital overhang with elevated purchase prices that translate into lower investment returns for the buyers.

Pope Resources 2005 Annual Report President’s Letter

Moreover, with the large quantity of investment capital trying to get into the asset class, we have seen more competition on some larger transactions than we have on smaller transactions, a phenomenon we’ve dubbed the “wholesale premium.” We consciously set our fund size smaller and our acquisition strategy is targeted at timberland properties in the $10 to $20 million range in order to work around this market dynamic. That said, it remains to be seen how successful this tactic will be as we fear some of our larger competitors may dip down and compete for smaller deals. However, we intend to maintain our disciplined acquisition approach, not only for the benefit of our third-party investors but also in serving our own interests as co-investors in the fund. In the end, the pace with which the timber fund capital is placed will determine the timing and size of subsequent fund offerings.

Cascade Timberlands Assignment Dominates 2005 Activities
In addition to our timber fund business, we also perform field forestry consulting work and on occasion take on assignments assisting lenders to distressed timberland companies. We are currently working on one such major assignment where we are providing timberland management, forestry consulting, and property disposition services for Cascade Timberlands, a client with 522,000 acres in Washington and Oregon that was formed out of the bankruptcy of Crown Pacific LP. To date, ORM has successfully sold 228,000 acres of the company’s Washington holdings. We expect this assignment, which began in 2004, to conclude by the end of 2006 as the last properties are sold from this portfolio. This assignment, in addition to providing for a meaningful stream of earnings and cash flow that will be plowed back into the company as our timber fund co-investment, has also served as a bridging strategy to span the time it will take to get the timber fund business up and running.

Real Estate Strategies: Adding Value to Generate Growth Capital
Much of the timberland holdings contained in the 71,000-acre Hood Canal tree farm located in the west Puget Sound region are in the path of growing population pressure. As is common with many timberland companies, we have developed a real estate arm of the company to look for ways to add value to our properties as some of this land slowly converts from timberland to real estate use.

Based on years of experience, we believe we have the potential to add the most value to our land through early stage entitlement efforts, and have built our real estate organization around this strategy. Our entitlement efforts, which often take years to accomplish, have tended to focus on getting properties placed into Urban Growth Areas (UGAs) as defined by Washington State’s Growth Management Act and changing zoning from lower density forestry use to higher density commercial or residential standards. For properties like Gig Harbor and Bremerton that have been successfully moved into UGAs, and properties on a trajectory to receive such designation like our Arborwood project in Kingston, our efforts then move to developing creative and value adding master development plans in which we will sometimes undertake the installation of road and utility infrastructure and at other times take on the role of master developer by selling to other developers when we have completed entitlement activities.

Pope Resources 2005 Annual Report President’s Letter

Our efforts to accomplish major zoning changes in order to increase the value of our real estate portfolio, which usually take many years to complete, often employ a “win-win” approach of first listening to the community’s needs and then crafting a solution that ensures that multiple stakeholders benefit. Examples of this approach are the sale of a portion of our Gig Harbor business park property to the YMCA of Pierce County and the sale of land near Kingston to form a regional heritage park. Both sales, in addition to realizing competitive market prices, also served to galvanize public support for our proposed zoning changes.

Rural Residential Lot Program Kicks into Gear
In recognition of the tightening inventory of rural residential lots in west Puget Sound, we began efforts two years ago to develop a larger pipeline of such properties. These consist of a mix of properties that have been in our real estate portfolio and new properties transferred from our Fee Timber portfolio. Efforts have focused on modest entitlement work, improving road access, and bringing utilities to the properties. Part of our 2005 efforts to build this pipeline included the successful rezoning of 230 acres near Port Ludlow from 20-acre to 5-acre minimum-lot-size zoning, thus creating 35 new residential lots. Based on the extent of our current pipeline, we expect to sell approximately 200 to 300 acres of rural residential properties each year over the next several years.

Our real estate strategies are complementary to both our Fee Timber and Timberland Management & Consulting strategies by working to pull cash flow “harvests” forward in time, increase investment returns, and provide for new growth capital. For example, much of our rural residential lot program comes from lands where we would not expect to harvest timber for 15 or more years. In addition to pulling cash flow forward, capturing that value now helps to balance out our timber age-class distribution, which is heavily weighted to lands that are 15 to 29 years of age. Some of the 2005 rural residential lot sales were from the recent Quilcene acquisition. These sales have helped to improve the return on this investment and have contributed to recouping the acquisition cost during the initial two-year holding period. We expect that a portion of our timber fund properties will similarly benefit from these rural residential land sale strategies.

Tying it All Together: Linkage of the Three Segment Strategies
While most of our timberland competitors are larger and thus enjoy greater operational economies of scale, I believe our smaller size allows us to be more nimble when it comes to capitalizing on value-adding opportunities. All things being equal, growing larger to gain additional economies of scale is preferable, but not necessarily the only thing that matters. We want to grow the company in absolute terms, but not by forsaking investment returns. We have consciously chosen to pursue a value adding strategy that patiently adds acres and timber volume to our existing land portfolio while opportunistically taking advantage of our timberland management and real estate development capabilities.

Pope Resources 2005 Annual Report President’s Letter

Our Timberland Management & Consulting segment strategies are not just about generating service fee income, but are also designed to continuously improve our management processes. To successfully compete for third-party management assignments, our organization has to be both highly capable and cost-competitive. On a more subtle level, we feel that offering third-party services also helps to create more of an external focus within our organization, which we believe is critical to maintaining our competitiveness. Ultimately, we see our timber fund strategy, which is where our growth efforts are targeted, benefiting from this external focus. Our Cascade Timberlands assignment, in addition to generating meaningful growth capital, has also enhanced ORM’s reputation in the industry while providing opportunities for our foresters and managers to broaden their experience.

The small size of Pope Resources affords us the ability to run our Real Estate segment in tandem with our larger timberland management operations, thus avoiding the “silo” mentality that can characterize larger organizations. We believe this allows us to more quickly capitalize on opportunities as they present themselves, such as with our rural residential lot sale program. Our timberland and real estate personnel work well together to maximize value and pull cash flow “harvests” forward by identifying parcels to place into this sale program. Our timber fund strategy also benefits when we can quickly assess those higher-and-better-use real estate components of timberland parcels we are contemplating acquiring for the fund. In sum, our Real Estate segment both provides growth capital and makes us more competitive.

Pope Resources and the Timber Asset Class
Alternative investments such as timber have attracted a growing amount of attention in the financial press over the last few years. As one of the few pure-play publicly traded timber equities, we are benefiting from this attention. Increasingly, this asset class is being recognized for its portfolio diversification value, based on long-term returns that exceed the S&P 500 as well as being negatively correlated with many other mainstream asset classes. In addition to these correlation attributes, biological growth covers a significant proportion of the investment return and thus helps to lower investment risk because the trees are always growing in volume and value. Combining these attributes, timber has been shown to lower portfolio risk without sacrificing return, thus more and more investment managers are adding it to their portfolios. Timber also has been shown to be positively correlated with inflation, so in times of uncertainty regarding future inflationary pressures, timber is seen as an inflation hedge.

Comparing our MLP with Timber REITS and C-Corps
Within the publicly traded companies that own timber, investors have three basic options: vertically integrated forest product companies (C-Corps), timber REITs, or Pope Resources as the last remaining MLP. Forest products companies are disadvantaged from a tax standpoint in that they do not enjoy capital gains tax treatment on their timber harvest income. They also represent more of a manufacturing investment and as such are less of a pure timber play. There are now four publicly traded timber REITs which, because of their high dividend payout requirement, enjoy the benefit of having relatively higher dividend yields and more appeal to large institutional capital sources. However, these same factors also tend to cause them to be more fully valued. With the exception of one timber REIT, they also have most of their assets in other regions of the country where timberland returns have historically been lower. Pope Resources represents much more of a pure Pacific Northwest timber play specializing in growing Douglas-fir.

Pope Resources 2005 Annual Report President’s Letter

From a tax efficiency standpoint, our MLP vehicle is also slightly more advantageous than a timber REIT. Most of a timber REIT’s income is typically taxed at the 15% capital gains rate, while our MLP enjoys greater tax efficiency by having large portions of our cost structure flow through as ordinary loss and thus lowering or eliminating the overall flow-through tax liability. For more information on the tax treatment of owning our units, please refer to our web site www.poperesources.comunder the investor relations tab and consult your tax advisor.

Some investors are concerned that forest products and timberland equities will decline in value as interest rates are pushed higher and housing starts begin to decline as a result. While this potential certainly exists, I would argue that our three segments provide for a broader diversified base of earnings support, thus potentially mitigating some of this risk. Anticipated real estate sales over the next five years should also help to take pressure off the Fee Timber segment in terms of generating consistent earnings. With our current timberland management contract and anticipated growth of the timber fund business, our Timberland Management & Consulting segment should also help provide for a more stable overall income stream.

Distribution Policy
While we believe in retaining capital to grow the company, we also recognize that providing for a distribution to our unitholders is an important component of delivering unitholder value. We aim to grow our distribution rate over time while setting it at a level that we can maintain both in down markets and without incurring any incremental debt.

We revisit our distribution rate in the third quarter of each year and make changes based on our assessment of current growth initiatives, cash flow generation, and our view of future market conditions. We were delighted to be able to increase our distribution 67% to $0.25 per quarter in the third quarter of 2005, from $0.15 per quarter starting in the third quarter of 2004. We have also retained ample flexibility to increase our distribution rate in the future given the partnership’s strong cash position and our relatively low 2005 payout ratio of 27%. At the year-end trading level of $31 per unit, our $0.25 quarterly distribution translates to a distribution yield of 3.2%. We recognize this is lower than the yield paid by timber REITs, but feel our growth initiatives and relatively more tax-efficient ownership structure will produce higher total unitholder returns over time. Since the end of 2002, we have generated, inclusive of distributions paid to unitholders, a total unitholder return of 227%, or 48% per year compounded over this three-year period.

Pope Resources 2005 Annual Report President’s Letter

In the early years of the partnership, our distribution policy was primarily guided by the principle of covering the flow-through tax liability for our unitholders, with cash distributions calibrated to offset this cost of unit ownership. However, since 1997 when the differential between the capital gains tax rate and the top marginal tax rate widened to approximately 20%, we have not generated any flow-through tax liability. This is expected to change in 2006 with anticipated real estate sales in Gig Harbor and Bremerton, which we anticipate will generate a meaningful flow-through tax liability and may influence our distribution policy.

Our distribution policy may also be influenced by the success of our timber fund business. Rapid growth in this business will translate to higher levels of co-investment capital requirements and may impinge on our ability to increase the distribution rate. Alternatively, if we are unsuccessful in placing timber fund capital, there is a potential that the significant real estate cash flows that we expect to generate over the next few years will contribute to higher unitholder distributions in the future.

Reflecting on the Past and Pointing to the Future
As we reflect on the 20th anniversary of the spin-off of Pope Resources from Pope & Talbot in December of 1985, we are reminded of the long-term nature of the timber business. Most of the trees on company lands 20 years ago are still there today, and we are planting hundreds of thousands of new seedlings each year to support our sustainable harvest level in the future. It is also worth noting that for those investors who have stuck with Pope Resources, their patience has been rewarded. An investment of $10,000 made at the time of spin-off in 1985, assuming the re-investment of distributions, would be worth over $200,000 at the end of 2005, representing a compound annual growth rate of 16.2%. While we are proud of this strong historical performance, we are not resting on our laurels. We are entering an exciting period of growth for the company as we reap some substantial real estate “harvests” and work to reinvest those proceeds into growing our timberland asset base.

We will continue to communicate in as transparent a manner as possible to foster greater understanding of the partnership’s growth strategies and assets. It is our conviction that executing on these strategies will work to create more free cash flow to enhance unitholder returns. We believe this kind of success will attract investors to Pope Resources, which will further improve the liquidity of our units, where, notably, we enjoyed a 77% increase in POPEZ trading volume in 2005. As always, we welcome your feedback and thank you for your continued support of our vision, strategies, and team. I would also like to thank our outstanding employees for their dedication to our vision for Pope Resources.

David L. Nunes
President and CEO
March 3, 2006